Exhibit 4.15

Number: 2013/008

Loan Contract

Lender:	Industrial and Commercial Bank of China (Europe) S.A., Madrid Branch (“Party A”)
Person-in-charge:	Liu Wei
Business address:	Paseo de Recoletos, 3, 28004 Madrid Spain
Telephone:	+0034 912 168 865
Fax:	+0034 912 168 866

Borrower:	Home Inns & Hotels Management Inc.
Legal representative:
Business address:	124 Caobao Road, Xuhui District, Shanghai
Telephone:	86-21-33373333
Fax:	021-64835661

With the purpose set forth in Clause 2.1 hereof, Party B makes a loan application to Party A, and both Parties hereby enter into this Agreement and agree to accept the binding effect of the same after negotiation on equal terms. Party A agrees to provide a fixed-term loan in the amount of US$62,000,000.00 (sixty-two million U.S. dollars) to Party B, subject to and in accordance with the terms and conditions provided under this Agreement.

Article 1.	Definitions and Interpretation

1.1	In this Contract, the following terms shall have the meanings as below:

A.	Interest Payment Date: the last day of each Interest Period, on which Party B shall pay Party A the interest of the corresponding Interest Period, namely, September 25, 2013, December 26, 2013, March 26, 2014 and June 26, 2014.

B.	Interest Period: each Interest Period shall be 3 months, commencing from the first Drawdown Date, until June 24, 2016. If the last day of any Interest Period is a holiday, then it shall be extended to the next Banking Day.

C.	Drawdown Date: June 25, 2013. Upon satisfaction of the conditions set forth in Clause 3 of this Agreement, Party B may cancel the loan provided that it notifies Party A of its cancellation in writing within five business days of the date of its actual drawdown.

D.	Maturity Date: June 24, 2016.

E.	LIBOR: LIBOR (London Interbank Offered Rate) shall be the dollar interbank offering rate of the corresponding Interest Period displayed on the “LIBOR” page of the Reuters Financial Telecommunication Terminal at 11:00 a.m. (London time) on the second Banking Day before the commencement of each Interest Period.

F.	Banking Day: statutory working days in Spain.

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G.	Standby Letter of Credit/Guarantee: the standby letter of credit or guarantee issued to Party A by Industrial and Commercial Bank of China, Shanghai Branch to secure all liabilities of Party B under this Contract.

1.2	Interpretation

A.	The table of contents and headings in this Contract are for ease of reference only, and shall not affect the interpretation of any term of this Contract.

B.	The term “amendment” includes revision, supplement, replacement and modification.

C.	If a day of drawdown, repayment or interest payment is not a Banking Day, then it shall be on the next Banking Day.

D.	Any Party to this Contract shall include its successor and assignee.

Article 2.	Loan

2.1	The loan amount under this Contract is US$62,000,000.00 (sixty million U.S. dollars), which will be used by Party B to repay the offshore syndicate loan applied for by Home Inns & Hotels Management Inc. for the acquisition of Motel 168 International Holdings Ltd.

2.2	The term of the loan under this Contract will be 36 months, commencing from the date of its actual drawdown.

Article 3.	Conditions Precedent to Drawdown

3.1	When Party B makes the drawdown, it must satisfy the following conditions precedent to drawdown, otherwise Party A has no obligations to make any advance to Party B:

A.	this Contract has been duly executed:

B.	Party A has received the following documents and accepts the form and substance of each document:

(a)	the copy of Party B’s incorporation documents, certified as true and valid;

(b)	the legal and valid Standby Letter of Credit/Guarantee issued by Industrial and Commercial Bank of China, Shanghai Branch accepted by Party A.

C.	a copy of the attestation consent by Party B and attestation certificate from the Industrial and Commercial Bank of China Limited, Shanghai Branch, Huangpu Sub-branch;

D.	a copy of the resolution adopted by the board of directors of Party B regarding the loan;

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E.	no event of default agreed upon in this Contract or in relation to this Contract has occurred on the part of Party B;

F.	if the loan hereunder is used for fixed asset investment, the following conditions shall also be satisfied:

(a)	the capital or other auxiliary funds have been in place according to prescribed time and percentage;

(b)	no cost overrun has occurred or the cost overrun has been made up with self-arranged funds;

(c)	the construction progress has been completed as scheduled;

G.	other conditions precedent to drawdown requested by Party A.

Article 4.	Drawdown

4.1	Party B will make a lump-sum drawdown after this Contract takes effect.

4.2	After Party B has completed the drawdown procedures, Party A shall, on the Drawdown Date as specified in the debit note, transfer the loan proceeds into the USD account designated by Party B, in the following details:

Bank Name: Shanghai Huangpu Branch of ICBC

SWIFT Code: ICBKCNBJSHI

Account Name: Home Inns & Hotels Management Inc.

Account No.: [redacted]

Reference No.: 2013/008

Article 5.	Interest Rate, Interest and Fees

5.1	The interest rate under this Contract is determined according to paragraph C below:

A.	fixed interest rate of __% per annum.

B.	to be determined between Party A and Party B every / (one/three/six) months(s) based on the foreign exchange loans base rate as published by Party A, the annual interest for the first Interest Period is __%.

C.	floating interest rate being 3 month USD LIBOR plus the margin of 2.35%.

5.2	The interest on the loan hereunder shall be settled according to the Interest Periods. Party B shall ensure that the interest of the corresponding Interest Period be transferred and credited into the account designated by Party A on the Interest Payment Date, in the following details:

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Bank Name: Industrial and Commercial Bank of China Head Office

Account Name: Industrial and Commercial Bank of China (Europe) S.A.. Sucursal en España

SWIFT Code: ICBKCNBJ

Account No.: [redacted]

Reference No.: 2013/008

Calculation of interest: principal X interest rate X actual number of days elapsed during each Interest Period / 360.

5.3	Party B shall, on the Interest Payment Date, pay the interest of such Interest Period to Party A. Upon maturity of the loan, the interest shall be fully paid together with the principal.

5.4	Besides the interest, Party B shall pay to Party A the fee set out in paragraph __ below.

A.	Loan arrangement fee: __%

B.	Miscellaneous expenses (including attorneys’ fees): to be paid to Party A in one lump sum based on actual amount incurred, within 10 days after this Agreement takes effect.

C.	Other expenses: including but not limited to expenses such as stamp duty and others.

Article 6.	Repayment

6.1	Party B selects to repay the loan principal hereunder in such way as set out in paragraph A below:

A.	in one lump sum upon maturity;

B.	in installments according to the following dates and amount:

(a)	;

(b)	;

(c)	.

6.2	On each repayment date and Interest Payment Date, Party B shall transfer and credit sufficient amount for the interest and principal due and payable into the USD account designated by Party A so that Party A will receive the same on such repayment date and Interest Payment Date.

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6.3	If the amount transferred by Party B into the USD account designated by Party A is not sufficient for payment of the amount due and payable under this Contract, Party A shall be entitled to apply it in the sequence of expense, interest and principal.

6.4	If Party B intends to extend the loan, it shall apply to Party A in writing 30 Banking Days prior to the Maturity Date of the loan. After Party A has consented, both Parties will enter into loan extension agreement.

Article 7.	Prepayment

7.1	Party B shall not make a prepayment of the loan within the 12 earlier months. Starting from the 13th month, if Party B requests to prepay the loan in whole or in part, it shall submit a written application to Party A 15 Banking Days prior to the proposed prepayment date. Party B may only prepay the loan with Party A’s consent.

7.2	At the time of prepayment, Party B shall at the same time pay all amounts due and payable under this Contract up to the prepayment date, including principal, interest and all other fees.

7.3	The principal amount of prepayment by Party B shall be no less than US$ 1,000,000.00 and shall be integral multiples of US$ 1,000,000 or the balance of the outstanding loan.

7.4	The amount prepaid may not be re-drawn.

Article 8.	Security

8.1	The Industrial and Commercial Bank of China, Shanghai Branch, will issue a Standby Letter of Credit or Guarantee to Party A to secure all debts of Party B under this Agreement. The amount of the Standby Letter of Credit shall be RMB 410,000,000.00 (four hundred ten million Renminbi) and the term of the Standby Letter of Credit shall be thirty seven months.

8.2	If there is any change to the security under this Contract which is adverse to Party A’s credit rights, Party B shall promptly notify Party A and provide additional security acceptable to Party A. Otherwise, Party A shall have the right to suspend the disbursement of undrawn loan, accelerate the loan, recover all or part of the loan which has been drawn, to make claims under the Standby Letter of Credit or Guarantee and to terminate the contract.

Article 9.	Representations and Warranties

9.1	Party B makes the following representations and warranties to Party A:

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A.	Party B is lawfully registered and incorporated under the laws of the Cayman Islands, and may lawfully carry on business activities within the scope as permitted under its business license;

B.	Party B has the capability of performing its rights and obligations under this Contract;

C.	the execution and implementation of this Contract will not violate or conflict with any law or administrative regulation to which Party B is subject; implementation of this Contract will not cause Party B to breach other contracts with which Party B must comply and the documents or articles of association approving the incorporation of Party B;

D.	all materials provided by Party B to Party A are true, accurate and complete without any concealment;

E.	Party B warrants to Party A that there is duplication of loans for the same project under this Contract;

F.	Party B shall provide a report to Party A every half year, setting out in details the conditions of the company’s business operations, the progress of the project and the utilization of the funds.

Article 10.	Undertakings

10.1	Before the obligations under this Contract are performed in full, Party B makes the following undertakings to Party A:

A.	it will pay loan principal and interest as well as other amounts payable in full and on time according to the agreement;

B.	save as otherwise prescribed under the laws of the People’s Republic of China, the liabilities under this Contract will at all times rank pari passu with all other equally ranked liabilities of Party B;

C.	it will, when Party A requests, timely provide financial statements for each period and such other materials which reflect Party B’s debt servicing ability, including all banks where it has opened accounts, the account numbers, the deposit balances, etc., and actively cooperate with Party A’s supervision and inspection of the utilization of the loan;

D.	if there occurs financial deterioration or other situation which may affect the safety of the loan, it shall immediately notify Party A and take effective steps to ensure that the loan principal and interest be repaid within such term as agreed hereunder;

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E.	In case of any material adverse change in business operations which might affect the solvency of Party B (including but not limited to restructuring, contract, lease, merger, spin-off, joint operation, and joint venture or cooperation with foreign investors), or any changes of the registered capital or business scope or ownership of Party B, formal written notice shall be submitted to Party A at least 30 days before the event, and consent from Party A shall be given. If the circumstances abovementioned may adversely affect the creditor’s rights of Party A, Party B shall take effective measures to guarantee the repayments of principal and interest due according to this Contract.

F.	if there is any winding-up, dissolution, or suspension of business for restructuring, or Party B’s business license is cancelled, Party B shall repay the loan principal and interest immediately;

G.	in case of a change of its articles of association, legal representative, business scope, correspondence address and other material matters, it shall notify Party A immediately after such change;

H.	if it becomes involved or may become involved in any litigation or arbitration in relation to material economic disputes or such other litigation or arbitration which will have or may have substantial impact on Party A’s rights hereunder, it shall notify Party A immediately.

10.2	Party A undertakes to Party B:

A.	to disburse the loan timely according to the agreement hereof;

B.	to keep confidential the relevant documents, financial statements and non-public information in other relevant materials delivered by Party B in performing its obligations hereunder, save as otherwise provided by laws and regulations.

Article 11.	Default and Default Remedies

11.1	If any of the following events occurs and in Party A’s opinion such event is capable of being remedied, Party B shall, within the period of time specified by Party A, take remedial actions satisfactory to Party A; otherwise, Party A shall have the right to suspend the disbursement of undrawn loan, accelerate the loan, recover all or part of the loan which has been drawn, to make claims under the Standby Letter of Credit or Guarantee and to terminate the contract:

A.	Party B fails to perform its obligations hereunder or breaches its representations, warranties or undertakings hereunder;

B.	any other indebtedness of Party B fails to be repaid after maturity (including being declared to be accelerated), or Party B fails to perform or breaches any obligation or document in relation to any other indebtedness, security or other obligations of it, which has affected or may affect Party B’s ability to perform its obligations hereunder;

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C.	there is any other material adverse change to Party B’s own situation, which has affected or may affect Party B’s ability to perform its obligations hereunder.

11.2	If Party B fails to use the loan towards the agreed loan purpose according to Article 2.1 hereof, Party A shall have the right to charge default penalty at the rate of 0.01% on the misused portion on a daily basis.

11.3	If Party B fails to repay the loan upon maturity (including being declared to be accelerated) according to this Contract, interest shall accrue at the interest rate bearing a 20% mark-up over the original interest rate from the overdue date.

11.4	Compound interest shall be charged on the interest which Party B fails to pay according to this Contract during the term of the loan at the interest rate agreed in this Contract, and at the rate determined according to Article 11.3 after the loan becomes overdue.

11.5	If Party B has any of the following situations, Party B shall assume the additional expenses and losses incurred by Party A arising therefrom, and shall at Party A’s request to take remedial actions in a timely manner, and provide true and accurate materials:

A.	Party B fails to timely provide financial statements and other relevant materials when Party A requests, or fails to actively cooperate with Party A’s supervision and inspection on the use of the loan;

B.	the contents of documents, financial statements and other relevant materials provided to Party A are not true;

C.	Party B fails to give notification according to this Contract or the content of the notice does not conform to the facts.

11.6	If Party B fails to pay the loan principal, interest, penalty interest, default penalty and other fees which are due (including being declared to be accelerated) according to this Contract, Party A shall have the right to freeze all of Party B’s accounts opened with Party A or deduct the corresponding amounts from such accounts to discharge the indebtedness hereunder.

Article 12.	Taxes

12.1	The payments made by Party B to Party A shall be the net amount free of all present and future withholding or deduction on account of taxes. If there exists any tax withholding or deduction, Party B will pay necessary additional amount so as to ensure that Party A will receive the amount equal to what was due before such tax withholding or deduction.

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Article 13.	Effectiveness, Amendment and Termination

13.1	This Contract shall become effective on the date when it is affixed with the company chops of the Parties and signed or chopped by their respective legal representative or authorized person, and remain effective until the date when all amounts payable hereunder are paid in full.

13.2	Any amendment to this Contract shall be mutually agreed and made by the Parties in writing. The amendment of the agreement shall constitute part of, and have the same legal effect as, this Contract. This Contract shall remain effective before the effectiveness of the amendment agreement.

13.3	The invalidity or unenforceability of any term hereof shall not affect the validity and enforceability of the other terms or the effectiveness of this Contract.

13.4	Any amendment and termination of this Contract shall not affect any Party’s rights to claim for damages. Termination of this Contract shall not affect the effectiveness of the relevant dispute resolution clause hereof.

Article 14.	Dispute Resolution

14.1	The entry into, effectiveness, interpretation, performance and dispute resolution of this Contract shall be governed by the laws of the People’s Republic of China. During the term of this Contract, all disputes arising from or in connection with this Contract shall be first settled by the Parties through consultation. In case of failure to be settled through consultation, such disputes shall be settled by the way of paragraph A below:

A.	such disputes shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in Beijing in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

B.	such disputes shall be settled through court litigation at __ court.

Article 15.	Miscellaneous

15.1	Failure of exercise, partial exercise or delay in exercising by Party A any rights hereunder shall not constitute waiver or change to such rights or any other rights, nor shall its further exercising such rights or any other rights be affected.

15.2	Without Party A’s written consent, Party B shall not transfer all or part of its rights and obligations hereunder. When Party A assigns its credit rights under this Contract to any third party, Party A shall promptly notify Party B.

15.3	All notices made pursuant to this Contract shall be delivered to the other Party in writing. If delivered by hand delivery or mail, the delivery date shall be the date when the receiving party acknowledges the receipt in writing; if delivered by fax, the delivery date shall be the date when sending party receives the fax answerback.

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15.4	The Contract is executed in Chinese and Spanish and has three originals. Party A, Party B and Industrial and Commercial Bank of China, Shanghai Branch, Huangpu Sub-branch shall each hold one original, which shall have the same legal effect.

15.5	If the expression and meaning of articles conflict between Chinese and Spanish, the articles in Chinese shall prevail.

Article 16.	Other Matters as Agreed Upon by Both Parties

16.1	The off-shore loan against domestic guarantee under this Agreement shall not be transferred directly or indirectly to the territory of China by equity or bond investment or any other means.

16.2	Within the term of the loan under this Agreement, if the exchange rate between offshore RMB and U.S. dollar exceeds USD/RMB 1:6.2769, which leads to the situation that the RMB amount of the Standby Letter of Credit under this Agreement is not adequate to cover 100% of the principal and interest due after conversion into U.S. dollars according to the offshore exchange rate, then Party A shall have right to require Party B to prepay part of the loan or set other security recognized by Party A within 30 calendar days, and if Party B fails to meet the requirements mentioned above, Party A shall have right to announce the acceleration of the loan and require Party B to repay the principal and interest under this Contract or make a claim according to terms of Standby Letter of Credit.

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(Signature Page)

Party A: Madrid Branch of Industrial and Commerce Bank of China CBC

Person in charge (authorized representative:	/s/ Wei LIU

Date: June 18, 2013

Party B:

Person in charge (authorized representative:	/s/ David SUN

Date: June 18, 2013

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